CONTRACT OF SALE

                  THIS CONTRACT, made as of June 10, 1996, by and between Prudential-Bache/Watson & Taylor, Ltd.-3, a Texas limited partnership ("SELLER"), and Public Storage Inc., a California corporation ("BUYER").

                            W I T N E S S E T H:

                  WHEREAS, Seller desires to sell and Buyer desires to purchase (i) all of Seller's right, title and interest in the real properties and improvements and any fixtures and personalty, if any, presently existing and located thereon, more particularly described on EXHIBIT A attached hereto together with all rights and appurtenances pertaining there-to and (ii) all of Seller's right, title and interest in and to all other items set forth on Exhibit A attached hereto (each individually, a "PROPERTY", and, collectively, the "Properties"), all upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, following such sale, Seller intends to liquidate and distribute its net assets (including the proceeds of such sale) to its partners.

                  NOW, THEREFORE, in consideration of the foregoing, the sum of $1.00 by each party in hand paid to the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby mutually agree as follows:

                  1. Agreement to Purchase and Sell. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, free and clear of all liens, claims, encumbrances and other charges, except the Permitted Exceptions (as hereinafter defined), all of Seller's right, title and interest in and to the Properties.

                  2.   Purchase Price.  The purchase price ("PUR-
        CHASE PRICE") for the Properties, which Buyer agrees to pay, is the sum of $11,050,000 payable as follows:

                       (a)       $828,750 as the downpayment (the
        "DOWNPAYMENT"), upon the execution of this Contract by wire transfer of immediately available federal funds to the account of Escrow Agent (as hereinafter defined), to be held by the Escrow Agent in accordance with this Section 2.

                       (b) The remainder of the Purchase Price at Closing (as hereinafter defined), by wire transfer of immediately available federal funds to Escrow Agent's ac-count pursuant to Seller's instructions.

                  Chicago Title Insurance Company shall act as escrow agent (the "ESCROW AGENT") and shall hold the Downpayment in accordance with the provisions of the agree-ment annexed hereto as EXHIBIT B, which agreement is being executed simultaneously with this Contract.

                       (c)  Any other provision hereof to the con-
        trary notwithstanding, it is expressly understood and agreed that, in consideration of the execution of this Contract by Seller and to support Seller's covenants and agreements in this Agreement through the Inspection Period (as hereinafter defined), in the event that Buyer exercises any right to terminate this Contract as set forth herein, Escrow Agent shall disburse the sum of One Hundred and No/100 Dollars ($100.00) ("INDEPENDENT CONSIDERATION") from the Downpayment to Seller before disbursing the balance of the Downpayment to Buyer. The Independent Consideration is in addition to and independent of any other consideration or payment pro-vided for in this Contract, is non-refundable and shall be paid to Seller notwithstanding any other provision of this Contract.

                  Any interest earned on the Downpayment shall be paid to Buyer. At the Closing, such interest shall be a credit against the Purchase Price.

                  3. Evidence of Title. (a) Seller shall convey to Buyer at Closing (as hereinafter defined) good, valid, marketable, indefeasible and insurable fee simple title to the Properties, subject to any and all covenants, condi-tions, rights of way, restrictions, easements and other matters affecting title, which do not materially impair the use or the value of the Property to which they relate (col-lectively, the "PERMITTED EXCEPTIONS") provided however the Permitted Exceptions shall expressly exclude any Unpermitted Exceptions (as hereinafter defined).

                       (b)   As used herein, the term "Unpermitted
        Exception" shall mean with respect to any Property (provided the same is not caused by the actions of Buyer):

                       (A)  Any building encroachment or sign en-
             croachment (i) on real estate not owned by Seller, (ii) on a setback line, or (iii) in violation of a binding easement burdening the Property, in each case which materially impairs the use or value of the Property;

                       (B)  Any defect in the Seller's chain of
             title which would prevent Seller from being able to convey title to the Property in fee simple at Closing under the laws of the State in which the Property is located, unless the Title Insurer is willing to issue a policy of title insurance which contains affirmative coverage for claims arising solely out of such defect;

                       (C)  Any easement which burdens the Property
             such that access or use is compromised, in each case which materially impairs the use, access or value of the Property;

                       (D)  Any lack of access or easements neces-
             sary to operate the Property in the manner which such Property has been operated by Seller prior to Closing, in each case which materially impairs the use, access or value of the Property;

                       (E) Any liens for the payment of money other than real estate taxes, association assessments, spe-cial district taxes and related charges not yet due and payable; and

                       (F)  Any standard printed exceptions on the
             title commitments which can be removed by an affidavit or delivery to the Title Insurer of an appropriate
             Survey (as hereinafter defined);

                       (G) (i) the failure to be in material confor-
             mance with the then applicable local zoning codes or deed restrictions, (ii) if a Property is not in confor-mance with the then applicable local zoning codes, the failure of such Property to have the status equivalent to a "non-conforming use" and (iii) the existence of a permanent and final order by the applicable local jurisdiction which materially impairs the use or value of the Property.

                       (c)       Seller shall deliver to Buyer,
        within twenty days after the date hereof, (i) commitments for ALTA policies of owners title insurance (the "TITLE COMMITMENTS") issued by Chicago Title Insurance Company through Title Associates Inc. 430 Park Avenue New York, New York 10022, as the Title Insurer's authorized Agent, showing fee simple title to the Properties as vested in Seller and to be vested in Buyer, subject to the Permitted Exceptions and (ii) current surveys prepared by licensed public land surveyors according to ALTA standards showing the boundaries of the Properties, the location of any easements, rights-of-ways, improvements, encroachments thereon, all matters on the Title Commitments which can be shown and, certifying the number of acres if possible (to the nearest one thousandth acre) comprising the Properties (the "Surveys"). Within twenty days after the delivery of the Title Commitments, legible copies of all items referenced therein and the Surveys, Buyer shall deliver to Seller written notice set-ting forth its objections to any matters encumbering the Properties including any Unpermitted Exceptions other than the Permitted Exceptions collectively ("Title Defects") and within the time frames set forth below any Environmental Defects (as hereinafter defined). The Title Defects and the Environmental Defects are sometimes referred to herein as, the "DEFECTS." With respect to Title Defects Seller shall have the option to (i) cure any or all of the Title Defects prior to Closing, (ii) remove such Property from the trans-action and adjust the Purchase Price as provided hereafter on Exhibit C (iii) grant Buyer a credit against the Purchase Price equal to the cost to cure such Title Defects or (iv) terminate this Contract, in which latter event, provided that Buyer is not in default hereunder, the Downpayment, together with any interest thereon, shall be returned to Buyer. With respect to any Environmental Defect, Seller shall have the option to (i) cure any or all of the Environ-mental Defects prior to Closing, or (ii) grant Buyer a credit against the Purchase Price equal to the cost to cure such Environmental Defects. If the cost to correct any Environmental Defect exceeds 10% of the allocated value of the affected Property as set forth in Exhibit C attached hereto and made a part hereof, Seller shall have the option to remove such affected Property from the transaction con-templated hereby, and adjust the Purchase Price as provided hereafter on Exhibit C. Notwithstanding anything herein to the contrary, (i) Seller shall have the right to adjourn the Closing Date for such reasonable period, not to exceed sixty days, as shall be necessary to cure any such Defect and (ii) Seller shall have the right, subject to the terms and condi-tions hereof, to cause the Closing to take place with re-spect to the other Properties and then to cause the Closing to take place with respect to the affected Property within such reasonable period, not to exceed thirty days, as shall be necessary to cure any such Defect. The term "Environmen-tal Defect" shall mean "Hazardous Materials" (hereinafter defined) located in, on or under any one of the Real Proper-ties in violation of any Environmental Laws (hereinafter defined).

                  In order to establish an Environmental Defect, Buyer shall be required to deliver to Seller on or prior to 10 days after (i) Buyer's receipt of the Phase I environmen-tal site assessment for each Property or (ii) if applicable Buyers receipt of a final Phase II environmental assessment prepared by LAW (as hereinafter defined) for any Property, reasonably detailing any Environmental Defect. Buyer and Seller shall make reasonable efforts to agree as to the existence of and the cost to cure any Environmental Defect. If Buyer and Seller do not agree on the foregoing within 15 days after Seller's receipt of Buyer's notice described above, then the parties shall submit the matter to binding arbitration in accordance with the terms hereof. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and require-ments (including consent decrees, judicial decisions and administrative orders) relating to the protection, preserva-tion, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Com-pensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S. C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
        Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) friable asbestos; (5) polychlorinated biphenyls; and (6) any other material, substance or waste regulated under any Environmental Laws.

                  If any dispute between the parties is required by the terms of this Contract to be submitted to arbitration. Then such matter shall be submitted to binding arbitration by the American Arbitration Association (the "Association") (or any successor organization) (provided that, in the event of a dispute as to an Environmental Defect, the arbitration shall be performed by a reputable arbitrator with at least 10 years experience in environmental matters). All arbitra-tion shall be finally determined in New York City and shall be governed (except as provided above) in accordance with the Rules for Commercial Arbitration of the Association (or any successor thereto) and the judgment or the award ren-dered may be entered in any court having jurisdiction. Each party shall pay 50% of the fees and expenses of the Associa-tion. The Closing Date shall be adjourned with respect to the Property involved in any dispute (or, at Seller's or Buyer's option, all of the Properties if the dispute in-volves three or more Properties) pending resolution of the matter in dispute. Upon resolution of such dispute Seller shall take whatever action Seller is required to take pursu-ant to this Contract or the final determination of an arbi-trator.

                  4. Condition of the Properties. Subject only to Seller's covenants, representations and warranties in this Contract, Buyer shall purchase the Properties in their "AS IS" condition at the Closing Date, subject to all latent and patent defects (whether physical, financial or legal, in-cluding title defects), based solely on Buyer's own inspec-tion, analysis and evaluation of the Properties and not in reliance on any records or other information obtained from Seller or on Seller's behalf. Buyer acknowledges that it is not relying on any statement or representation (other than any representations, warranties, covenants and indemnifica-tions contained in this Contract) that has been made or that in the future may be made by Seller or any of Seller's employees, agents, attorneys or representatives concerning the condition of the Properties (whether relating to physi-cal conditions, operating performance, title, or legal matters). Without limiting the foregoing, any information disclosed in writing to Buyer in connection with any inves-tigations, inspections, tests or analyses performed prior to Closing, shall be deemed acceptable to Buyer, and not viola-tive of any warranty or representation of Seller, if Buyer proceeds to Closing hereunder.

                  5. Closing. Upon the terms and subject to the conditions of this Contract, the transfer of title and possession of the Properties (the "CLOSING") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, or as a closing by mail at the offices of the Escrow Agent, 388 Market Street, San Francisco, California, Attention: Michelle Viguie, unless otherwise agreed in writing, at 10:00 a.m., local time, on the date which is 3 business days after all of the conditions to Closing as set forth in Sections 6, 7 and 8 hereof have been satisfied. The date on which the Closing occurs is herein called the "Closing Date".

                  6. Conditions to Seller's and Buyer's Obligation to Close. The obligations of Seller and Buyer to close under this Contract are subject to the fulfillment, prior to or at Closing, of each of the following:

                       (a) Seller shall have obtained consents to the sale of the Properties (the "PARTNERSHIP CONSENT") as provided by the terms of that certain Amended and Restated Certificate and Agreement of Limited Partnership of Seller dated as of March 18, 1985 including any amendments, the "PARTNERSHIP AGREEMENT") and applicable law.

                       (b)       There shall not be in effect any
        statute, regulation, order, decree or judgment of any gov-ernmental entity having jurisdiction which renders illegal or enjoins or prevents in any material respect the sale of the Properties to Buyer.

                  7. Conditions to Seller's Obligation to Close. The obligations of Seller to close under this Contract are subject to the fulfillment, prior to or at Closing, of each of the following:

                       (a)       The representations and warranties
        of Buyer shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date except as otherwise expressly provided herein.

                       (b)       On and as of the Closing Date,
        Buyer shall have performed and complied with, in all materi-al respects, all agreements and covenants required by this Contract to be performed or complied with prior to or on the Closing Date.

                  8.   Conditions to Buyer's Obligation to Close.
        The obligations of Buyer to close under this Contract are subject to the fulfillment, prior to or at Closing, of each of the following:

                       (a)  The representations and warranties of
        Seller shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date except as otherwise expressly provided herein.

                       (b)  On and as of the Closing Date, Seller
        shall have performed and complied with, in all material respects, all agreements and covenants required by this Contract to be performed or complied with prior to or on the Closing Date.

                  9.   Deliveries.

                       (a) Seller's Deliveries. Upon the terms and subject to the conditions of this Contract, on the Closing Date (or such other date may be expressly provided), Seller shall convey each Property and its related interests to Buyer by delivery of the following documents which documents shall be in form and substance reasonably acceptable to both Buyer and Seller:

                            (i)  quit claim deed or deed without
        covenants if a quit claim deed can not be utilized in a jurisdiction where a Property is located; so long as the Title Insurer is willing to issue a policy of title insur-ance which is customary in the applicable jurisdiction containing no exceptions from coverage solely out of the delivery by Seller of a quit claim deed or deed without covenants);

                            (ii)      bill of sale for each Property
        conveying the fixtures and personalty owned by Seller, in the form of Exhibit D attached hereto;

                            (iii)     non-recourse assignment of
        Seller's interest, as lessor, in any leases of space at the Property including any security deposits thereunder (the
        "LEASES") in the form of Exhibit D attached hereto;

                            (iv) non-recourse assignment, to the
        extent assignable, of Seller's rights under any service or maintenance contracts (including, without limitation, yellow pages, landscaping, security and refuse removal contracts) relating to the Property (the "SERVICE CONTRACTS") in the form of Exhibit D attached hereto;

                            (v)       non-recourse assignment, to
        the extent assignable, of any licenses, permits and unex-pired warranties and guarantees, if any, pertaining to the Property;

                            (vi)      certificates and resolutions
        as may be reasonably requested by the Buyer and Title Insur-er demonstrating the authority of the persons executing documents at Closing.
                            (vii)     non-recourse assignment of all
        of Sellers's interest in and to any Phase I and Phase II environment site assessment which Seller makes available to Buyer;

                            (viii)    non-foreign affidavit;

                            (ix) all documents and instruments
        reasonably required by the Title Insurer to issue the title policies;

                            (x)  possession of the Properties to
        Buyer;

                            (xi) notice to the tenants of each
        Property prepared by Buyer notifying such tenants of the transfer of title and assumption by Buyer of the landlord's obligations under the Leases and the obligation to refund the security deposits;

                            (xii)     copies of current real Proper-
        ty tax bills and utility statements with respect to any unimproved property; and

                            (xiii)    a certificate of the managing
        general partner of Seller to the effect that all of the representations and warranties of Seller are true and cor-rect in all material respects at Closing;

                            (xiv)     an Owner's Policy of Title
        Insurance for each Property in an amount equal to the value set forth on Exhibit C for such Property insuring Buyer's title subject only to the Permitted Exceptions and otherwise in form acceptable to Buyer and containing such endorsements as may be reasonably requested by Buyer.

                       (b)  Buyer's Deliveries.   Upon the terms and
        subject to the conditions of this Contract, on the Closing Date, Buyer shall deliver the following:

                            (i)  assumption of the Leases and Ser-
        vice Contracts, substantially in the form of the instrument annexed hereto as EXHIBIT D annexed hereto and made a part hereof.

                            (ii) certificates and resolutions as may be requested by Seller and Title Insurer demonstrating the authority of the persons executing documents at Closing.

                            (iii)     balance of the Purchase Price
        by wire transfer.

                  10. Proration Items. The following shall be apportioned on a per diem basis as of midnight of the day preceding the Closing Date ("ADJUSTMENT DATE") and adjusted between the parties on the basis of a thirty day month:

                       (a) Real estate and other taxes, assessments and charges, and other municipal and state charges, license and permit fees, water and sewer rents and charges, if any, on the basis of the fiscal period for which assessed or charged;

                       (b)  Water, electric, gas, steam and other
        utility charges for service furnished to the Properties;

                       (c)  Fuel, if any, and all taxes thereon, on
        the basis of a reading taken as close as possible to the Adjustment Date;

                       (d) Base rents and any other rental payments (including, without limitation, any percentage rent, escala-tion charges for real estate taxes and operating expenses, cost-of-living adjustments, parking rent) (the "RENTS") paid or payable under the terms of the Leases for the month of Closing. Where the Leases contain tenant obligations for taxes, common area expenses, operating expenses or addition-al charges of any nature ("CAM Charges"), and where Seller shall have collected any portion thereof in excess of amounts incurred by Seller for such items for the period prior to the Closing Date, then there shall be an adjustment and credit given to Buyer on the Closing Date for such excess amounts collected. Buyer shall apply all such excess amounts to the charges owed by Buyer for such items for the period after the Closing Date and, if required by the Leas-es, shall rebate or credit tenants with any remainder. If it is determined at any time after Closing that the amount collected during Seller's ownership period exceeded expenses incurred during the same period by more than the amount previously credited to Buyer at Closing, then Seller shall promptly pay to Buyer the deficiency. Also, if it is deter-mined after Closing that the amount collected during Seller's ownership period is less than the expenses incurred during the same period, then Buyer shall promptly pay to Seller the deficiency, but only to the extent such deficien-cy is actually collected by Buyer from the tenants under the Leases.

                       (e)  Any amounts paid or payable under any
        Service Contracts being assigned to Buyer; and

                       (f)  All costs associated with telephone
        directory listings and any other prepaid advertising;

                       (g)  Any other customary adjustments made in
        connection with the sale of similar type buildings.

                  Seller will not assign to Buyer any of the hazard insurance policies affecting the Properties then in force. There will therefore be no proration of insurance costs at Closing. Except as may be otherwise provided herein, all other expenses which are attributable to the period prior to the Closing Date shall be the obligation of Seller and those which are attributable to the period from and after the Closing Date shall be the obligation of Buyer.

                  For purposes of the foregoing apportionments and adjustments, the following procedures shall govern:

                            (i)  If the Closing Date shall occur
        before the real estate tax rate is fixed, the apportionment of such taxes shall be made upon the real estate taxes for the immediately preceding year.

                            (ii) If there are water meters on the
        Properties, Seller shall furnish meter readings to a date not more than thirty days prior to the Adjustment Date; and the unfixed meter charges for the intervening time to the Adjustment Date shall be apportioned on the basis of such meter readings, and any such meter charges for the period subsequent to the Adjustment Date shall be paid by Buyer.

                            (iii)     The apportionment of utility
        charges shall be made upon the basis of charges shown on the latest available bills for such utilities. The charges shown on such available bills for periods prior to the Adjustment Date shall be paid by Seller, and for the period from the date of each such last available utility bill to the Adjustment Date an apportionment shall be made based on the amount charged for the period covered by such last available bill.

                            (iv) All taxes, water and sewer charges
        and assessments for public improvements which are liens upon the Properties as of the Closing Date, will be allowed to Buyer as a credit against the Purchase Price, subject to apportionment as herein provided, and the existence of any such lien shall not constitute an objection to title.

                            (v)  If any tenants are required to pay
        Rents which are collected by Buyer after the Closing Date and which are attributable in whole or in part to any period before to the Closing Date, the Buyer shall promptly pay to Seller, Seller's proportionate share thereof.

                            (vi) If any tenant is in arrears in the
        payment of Rents on the Closing Date, Rents received from such tenant after the Closing Date shall be applied in the following order of priority: (a) first to any months preced-ing the month in which the Closing occurred; (b) then to the month in which the Closing occurred; and (c) then to any months following the month in which the Closing occurred.
        If Rents or any portion thereof received by Seller or Buyer after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party.

                  Buyer and Seller agree that the provisions to this
        Section 10 shall survive the Closing for a period of ninety
        (90) days after the Closing Date, during which period Buyer and Seller shall agree on a reconciliation of the prorations described herein. If the parties cannot agree on a recon-ciliation within such ninety (90) day period then such matter shall be submitted to arbitration.

                  11. Surveys, Transfer Taxes and Other Costs. Seller shall pay for (a) the cost of any Surveys, the premi-um for any title insurance and any other costs of closing and (b) transfer taxes, documentary stamp taxes, recording charges and other taxes or charges imposed by any governmen-tal entity in connection with the transfer of the Proper-ties. Seller shall deliver to Buyer at Seller's sole cost and expense any (i) Phase I environmental site assessments,
        (ii) Phase II environmental assessments of the Properties conducted by Law Engineering and Environmental Services ("LAW"), (iii) pay for any other Phase II environmental assessments which are reasonably required by the Phase I environmental site assessments to be conducted at the Prop-erties and shall use reasonable efforts to obtain a letter from LAW in the form attached hereto as Exhibit D. Other than as expressly provided herein, each of the parties shall pay for any and all costs which it may incur in connection with the transactions contemplated herein.

                  The provisions of this Section 11 shall survive the Closing.

                  12. Representations and Warranties of Sell-er. As an inducement for Buyer to purchase the Properties from Seller, Seller represents and warrants to Buyer the following:

                       (a)       Title to Real Estate.  Seller has
        good, valid, marketable, indefeasible and insurable title to the Properties including the improvements and the personal-ty, situated thereon which are owned by Seller subject to the Permitted Exceptions.

                       (b)       Organization and Authority.

                            (i)  Seller is duly organized and valid-
        ly existing under the laws of the State of Texas, has full partnership power and authority to carry on its business as it is being conducted and shall have upon receipt of the Partnership Consent full partnership power and authority to consummate the transaction.

                            (ii) Seller and the managing general
        partner of Seller have the requisite partnership and corpo-rate power and authority to execute, deliver and perform this Contract. The execution, delivery and performance of this Contract and the consummation of the transactions contemplated hereby have been duly authorized by all neces-sary partnership and corporate action on the part of Seller and the managing general partner (subject to obtaining the Partnership Consent). This Contract is a valid and binding obligation of Seller, enforceable against Seller in accor-dance with its terms.

                            (iii)     Neither the execution and
        delivery of this Contract nor the consummation of the trans-actions contemplated hereby in the manner herein provided nor the fulfillment of or compliance with the terms and conditions hereof shall:

                                 A.   contravene any material provi-
        sion of the Partnership Agreement; or

                                 B.   violate, be in conflict with,
        constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any properties or assets of Seller to any indenture, mortgage, contract, commitment, or agreement other than this Contract to which Seller is a party or by which Seller is bound, which in the aggregate would have a material adverse effect on the Prop-erties or Seller's ability to perform all of its obligations hereunder

                       (c)  Pending Actions.  No litigation actions
        are pending or, to Seller's knowledge, threatened against any of the Properties or Seller which would materially adversely affect either the Properties or the Seller or which challenge the execution, delivery or performance of this Contract.

                  13. Representations and Warranties of Buyer. As an inducement for Seller to sell the Properties to Buyer, Buyer represents to Seller the following:

                       (a)  Organization and Authority.

                            (i)  Buyer is a corporation duly orga-
        nized and validly existing under the laws of the State of California and has full corporate power and authority to carry on its business as it is now being conducted.

                            (ii) Buyer has the requisite corporate
        power and authority to execute, deliver and perform this Contract. The execution, delivery and performance of this Contract and the consummation of the transactions contem-plated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Contract is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                            (iii)     Neither the execution and
        delivery of this Contract nor the consummation of the trans-actions contemplated hereby in the manner herein provided nor the fulfillment of or compliance with the terms and conditions hereof shall:

                                 A.   contravene any material provi-
        sion of the Articles of Incorporation or Bylaws of Buyer; or

                                 B.   violate, be in conflict with,
        constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any properties or assets of Buyer to any indenture, mortgage, contract, com-mitment, or agreement to which Buyer is a party or by which Buyer is bound which, in the aggregate, would have a materi-al adverse effect on Buyer's ability to perform all of its obligations hereunder.

                       (b) Adequate Funds. Buyer has adequate funds or available credit resources to pay the Purchase
        Price at the Closing as provided hereunder.

                  14.  Default and Damages.

                       (a)       Buyer's Remedies.  If Buyer shall
        elect to proceed with the performance of this Contract notwithstanding the failure to be satisfied of any condi-tions to Closing, Buyer shall be deemed to have waived the requirement that those conditions be satisfied. Buyer's sole recourse for Seller's failure to consummate the Closing if required by the terms of this Contract shall be, at Buyer's option, (i) if appropriate, to sue for specific performance hereunder, or (ii) to terminate this Contract and receive a "Termination Fee" in an amount equal to Buyer's reasonable out of pocket attorneys' fees for outside counsel incurred by Buyer in connection with the transac-tions contemplated by this Contract but in no event to exceed $15,000, which Termination Fee shall be in addition to the return of the Downpayment plus all accrued interest thereon and if Seller executes a contract or a letter of intent to sell the Properties within 180 days from the termination of this Contract to receive an amount equal to $209,950, as liquidated damages. Notwithstanding anything to the contrary contained in this Section 14 (a), Buyer shall be entitled to receive the Topping Fee (as hereinafter defined) to the extent provided under Section 22 (a) and (e) of this Contract. In the event that the managing general partner of Seller does not recommend or withdraws its recom-mendation to the limited partners of Seller to vote to grant the Partnership Consent for any reason other than as is required by its fiduciary obligations to Seller due to a change in circumstances after the date hereof, Seller shall pay to Buyer an amount equal to $209,950 plus an amount equal to Buyer's out-of-pocket attorney's fees for outside counsel incurred by Buyer in connection with the transac-tions contemplated by this Contract but in no event to exceed $15,000.00, as liquidated damages, together with a refund of the Downpayment and Seller shall have no further obligation to Buyer whatsoever.

                       (b)  Seller's Remedies.  If Buyer shall be
        unable or unwilling to consummate the Closing hereunder in violation of the terms hereof, Seller shall have the right
        (i) to terminate this Contract and retain the Downpayment as liquidated and agreed upon damages, whereupon this Contract shall be and become null and void, and neither Seller nor Buyer nor any of their respective Representatives shall have any further rights or obligations hereunder.

                  15. Brokers. Seller and Buyer hereby agree to defend and hold the other harmless from any claim by a broker or finder for a fee or expense which is based in any way on an agreement or understanding made or alleged to have been made by such broker or finder relating to the transac-tion contemplated by this Contract.

                  The provisions of this Section 15 shall survive the Closing.

                  16. Indemnification of Seller. Buyer agrees to indemnify and hold harmless Seller and its general part-ners and limited partners, their affiliates, their and their affiliates' representatives, attorneys, accountants, agents and employees and their and their affiliates' heirs, succes-sors and assigns, from and against any claims or demands for any expense, obligation, loss, cost, damage or injury arising out of (a) the Buyer's inspection of the Properties prior to or on the Closing Date and (b) the Buyer's opera-tion and maintenance of the Properties from and after the Closing Date.

                  The provisions of this Section 16 shall survive the Closing.

                  17. Survival of Representations, Warranties and Indemnifications. Except as otherwise expressly set forth herein, none of the representations, warranties and indemnifications contained in this Contract shall survive the Closing.

                  18. Third Party Offers; Fiduciary Duties of Seller. Anything herein to the contrary notwithstanding, Seller will not initiate, solicit, negotiate with or provide information to any person (other than Buyer) concerning any merger, sale of substantial assets out of the ordinary course of business or similar transaction involving the Properties to be sold to Buyer hereunder, provided that Seller may negotiate with or furnish information to a third party if the undersigned managing general partner of Seller determines, in its sole discretion, that its fiduciary duties require it to take such actions.

                  19. Reasonable Efforts; Public Announcements. Each party hereto will use all reasonable efforts to perform all acts required to consummate the transactions contemplat-ed hereby as promptly as practicable. Such acts shall include, without limitation, the provision of any informa-tion to and submission of any filing with any governmental entity having jurisdiction. The foregoing notwithstanding, except as may be required to comply with the requirements of any applicable laws and the rules and regulations of each stock exchange upon which the securities of either of the parties is listed, no press release or similar public an-nouncement or communication shall, if prior to the Closing, be made or caused to be made concerning this Contract or the transactions contemplated hereby, unless the parties shall have consulted in advance with respect thereto. Seller shall provide Buyer with reasonable access to the Properties and all information in its possession reasonably relating to the Properties. Buyer shall keep such information confiden-tial and shall not disclose such information to anyone other than its agents, attorney, consultant or directors unless such information: (i) is or becomes generally known on a nonconfidential basis from a source other than as a result of a disclosure by or through the representatives, employees or agents of Buyer or (ii) becomes known by Buyer on a nonconfidential basis from a source which is not prohibited from disclosing such information by a legal, contractual, fiduciary or other obligation, or (iii) Buyer is required to disclose such information under applicable law or by a court of competent jurisdiction.

                  20.       Partnership Consent.   Seller shall
        within 20 days after the date hereof file preliminary proxy materials relating to the transactions contemplated hereby with the Securities and Exchange Commission (the "SEC") and diligently pursue clearance by the SEC and upon clearance of such proxy materials by the SEC shall promptly call a meet-ing, or solicit consents, of its limited partners to consid-er such matters. Seller shall, subject to the fiduciary duties of its managing general partner, make reasonable efforts to secure the Partnership Consent as promptly as practicable. Buyer will supply Seller with such information and reasonable assistance as Seller may request in connec-tion therewith. Buyer shall promptly deliver to the Seller or the SEC any information or materials requested by Seller or the SEC in connection with the transactions contemplated hereby.

                  21.       Casualty/Condemnation to the Properties.
        (a) If, prior to the Closing Date, any of the Properties is damaged due to a casualty (a "CASUALTY") and the cost of repairing such damage, in accordance with Seller's insurance claims, is less than $100,000, then Seller shall repair such Casualty prior to the Closing Date or assign to Buyer the proceeds of Seller's policy of casualty insurance and pay to Buyer the amount of any deductible. If the cost of repairing a Casualty to any Property, in accordance with Seller's insurance claims, equals or exceeds $100,000, then Seller shall have the option to repair the Casualty to such Property prior to Closing to the condition it was in prior to Closing or if Seller does not repair the Property, Buyer shall have the option to remove such Property from the transaction and adjust the Purchase Price as hereinafter provided or have Seller assign to Buyer the insurance pro-ceeds and pay to Buyer the amount of any deductible. Not-withstanding anything herein to the contrary, (i) Seller shall have the right to adjourn the Closing Date for such reasonable period as shall be necessary to repair any such Casualty and (ii) Seller shall have the right, subject to the terms and conditions hereof, to cause the Closing to take place with respect to the other Properties and then cause the Closing to take place with respect to the affected Property within such reasonable period as shall be necessary to repair any such Casualty.

                       (b)       If, prior to the Closing Date, all
        or any portion of any Property is condemned or taken by eminent domain, then this Contract shall nevertheless remain in full force and effect without any abatement of the Pur-chase Price. In such event, Seller shall convey such Prop-erty to Buyer at the Closing in its then condition, and Buyer shall be entitled to receive all net or condemnation awards otherwise payable to Seller as a result of such loss or damage and, in full satisfaction of any claims by Buyer against Seller, Seller shall assign to Buyer, without re-course or warranty of any nature whatsoever, all of Seller's right, title and interest in and to any claims Seller may have to any condemnation awards, as well as all rights or pending claims of Seller with respect to such condemnation or taking of such Property, and Seller shall pay to Buyer all payments theretofore made by such condemning authorities as a result of such loss after deducting therefrom the costs of collection thereof.

                       (c)  Notwithstanding anything contained
        herein to the contrary, if Seller delivers notice for con-demnation or eminent domain proceedings which are initiated or threatened between the date of this Contract and the Closing Date, Buyer shall have the right to participate in any and all settlement discussions and other conferences relating thereto, and Seller shall not accept any settlement without Buyer's consent which shall not be unreasonably withheld or delayed.

                  22. Termination. Notwithstanding anything contained herein, this Contract may be terminated as fol-lows:

                       (a)  By Seller, if during the term of this
        Contract Seller has received a bona fide offer from an unrelated third party which the undersigned managing general partner of Seller has determined is more favorable to Seller and its partners than the terms hereof (the "TOPPING OFFER"), provided that Seller has provided Buyer with at least 5 days written notice of the terms of such offer and the right to match the terms of such offer, and further provided that Seller shall pay to Buyer, simultaneously with the acceptance of the Topping Offer (regardless of whether the sale contemplated by the Topping Offer is consummated), an amount equal to $209,950 plus an amount equal to Buyer's reasonable out of pocket attorney's fees for outside counsel incurred by Buyer in connection with the transactions con-templated by this Contract but in no event to exceed $15,000 (the "Topping Fee").

                       (b)  By Seller in accordance with Section 3
        and 14(b)  hereof or by Buyer in accordance with Sections
        14(a) hereof.

                       (c) By Seller or Buyer, if a court of compe-tent jurisdiction issues a binding and final order perma-nently preventing the sale of the Properties to Buyer.

                       (d)  By Seller or Buyer, if the Closing does
        not occur on or before nine months from the execution here-of, provided that the party seeking to terminate is not in breach of this Contract.

                       (e)  By Seller or Buyer, if the partners of
        Seller vote not to grant the Partnership Consent, provided that, if (i) the Closing hereunder does not occur due to a failure to obtain the Partnership Consent and (ii) the Seller enters into a contract or a letter of intent within 180 days after the termination of this Contract, to sell the Properties at a price which exceeds the Purchase Price, Seller shall pay to Buyer the Topping Fee, simultaneously with the execution of such contract or letter of intent, regardless of whether the sale contemplated by the Topping Offer is consummated.

                  In the event this Contract is terminated pursuant to any of the foregoing provisions, this Contract shall thereupon become null and void and neither Seller nor Buyer nor any of their respective representatives shall have any further rights or obligations hereunder except as set forth above.

                  23.  Payment of Termination Fee, Topping Fee or
        Liquidated Damages.

                        (a) In the event that Seller is obligated to pay Buyer the Termination Fee, the Topping Fee or any other amount as liquidated damages (the "Buyer Payment Amounts"), pursuant to this Contract Seller shall deposit into escrow, at Buyer's direction, an amount equal to the Buyer Payment Amounts and, subject to the terms of the escrow agreement set forth below, Buyer shall be paid out of the escrow an amount equal to the lesser of (i) the Buyer Payment Amounts or (ii) the sum of (1) the maximum amount that can be paid to Buyer without causing Buyer to fail to meet the require-ments of Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the "Code") determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(1) of the Code
        ("Qualifying Income"), as determined by Buyer's certified public accountants, plus (2) in the event Buyer received either (A) a letter from Buyer's counsel indicating that Buyer has received a ruling from the Internal Revenue Ser-vice (the "IRS") described in Section 23 (b)(ii) an amount equal to the Buyer Payment Amounts less the amount payable under clause (1) above.

                       (b) The escrow agreement shall provide that the Buyer Payment Amounts in escrow or any portion thereof shall not be released to Buyer unless the escrow agent receives any one or combination of the following: (i) a letter from Buyer's certified public accountants indicating the maximum amount that can be paid by the escrow agent to Buyer without causing Buyer to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Buyer's accountants revising that amount, in which case the escrow agent shall release such amount to Buyer, or (ii) a letter from Buyer's counsel indicating that Buyer received a ruling from the IRS holding that the receipt by Buyer of the Buyer Payment Amounts would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Buyer's legal counsel has rendered a legal opinion to the effect that the receipt by Buyer of the Buyer Payment Amounts would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Buyer Payment Amounts to Buyer. Seller agrees to amend this Section 23 at the request of Buyer in order to (A) maximize the portion of the Buyer Payment Amounts that may be distributed to Buyer hereunder without causing Buyer to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve Buyer's chances of securing a favorable ruling described in this
        Section 23(b)or (C) assist Buyer in obtaining a favorable legal opinion from its counsel as described in this Section 23(b); provided that Buyer's legal counsel has rendered a legal opinion to Buyer to the effect that such amendment would not cause Buyer to fail to meet the requirements of
        Section 856(c)(2) or (3) of the Code. The escrow agreement shall also provide that any portion of the Buyer Payment Amounts held in escrow for five years shall be released by the escrow agent to the Seller. The Seller shall not be a party to such escrow agreement and shall not bear any cost of or have any liability resulting from the escrow agreement or the terms and provisions of this Section 23 so long as Seller disburses any amount due under this Contract to Buyer or to any escrow agent.

                  24. Notices. Any notice which may be required or may be desired to be given pursuant to this Contract shall be in writing and shall be deemed delivered and effective upon actual receipt at the following addresses or such other addresses as the parties may notify each other by similar notice:

             If to Seller, to:

                  Prudential-Bache/Watson & Taylor, Ltd.-3
                  c/o Prudential-Bache Properties, Inc.
                  One Seaport Plaza
                  199 Water Street - 16th Floor
                  New York, New York  10292 - 0116
                  Attn: Brian Martin

                  With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, New York  10022
                  Attn:  James Freund

             If to Buyer, to:

                  Public Storage, Inc.
                  701 Western Avenue, Suite 200
                  Glendale, California  91201-2397
                  Attn:  Harvey Lenkin

                  With a copy to:

                  Andrews & Kurth LLP
                  4200 Texas Commence Tower
                  Houston, TX 77002
                  Attn:  David G. Runnels

                  25.  General.

                       (a)       Interpretation of Words.  A mascu-
        line pronoun wherever used herein shall be construed to include the feminine or neuter where appropriate. The singular form wherever used herein shall be construed to include the plural where appropriate.

                       (b)  Assignment; Successors and Assigns;
        Third Party Beneficiaries.

                            (i)  Neither of the parties hereto may
        assign its respective rights under this Contract without the consent of the other party. The foregoing notwithstanding, Buyer shall be permitted, upon five days notice to Seller, to assign its rights under this Contract to a subsidiary of Buyer that is at least 90% owned by Buyer. Such assignment, however, shall not relieve Buyer of, and Buyer shall remain liable for, all of its obligations contained in this Con-tract.

                            (ii) Except as otherwise provided here-
        by, the provisions of this Contract shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives and successors in interest.

                            (iii)     This Contract is not intended,
        nor shall it be construed, to confer upon any party except the parties hereto and their heirs, successors and permitted assigns any rights or remedies under or by reason of this Contract.

                       (c)  Time of the Essence.  Time shall be of
        the essence with respect to the performance of all of the obligations hereunder.

                       (d)  Entire Contract.  Subject to the terms
        and conditions of the Confidentiality Agreement, this Con-tract represents the entire understanding between the par-ties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings or communica-tions of any kind, whether written or oral. This Contract may only be modified by a written agreement signed by both parties hereto.

                       (e)  Captions.  The headings of the para-
        graphs herein are for convenience only; they form no part of this Contract and shall not affect its interpretation.

                       (f)       Governing Law.  The provisions of
        this Contract shall be governed by and construed in accor-dance with the laws of the State of New York applicable to agreements entered into and to be performed wholly therein.

                       (g) Counterparts. This Contract may be executed in several counterparts, each of which shall be deemed an original. Such counterparts constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

                       (h)       Further Assurances.  Each of the
        parties hereto shall, at the request of the other party, execute, acknowledge and deliver any further instruments, and take such further actions, as the requesting party may reasonably request, to carry out effectively the intent of this Contract.


             IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first above written.

                            Seller:

                            PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-3

                            By:       PRUDENTIAL-BACHE PROPERTIES,
        INC.
                                 Its Managing General Partner

                                 By:

                                             Name:
                                             Title:

                            Buyer:

                            PUBLIC STORAGE, INC.

                            By:

                                        Name:
                                   Title:


                                  EXHIBITS

        Exhibit A -    Property Description

        Exhibit B -    Escrow Agreement

        Exhibit C -    Property Value Allocations

        Exhibit D -    Instrument of Assumption

        Exhibit E -    Letter from LAW Engineering and Environmental
                       Services

- ---------------------------------------------------------------------------


        EXHIBIT A

        PROPERTIES

             NAME                LOCATION

        John Barrow              1200 John Barrow Road
                                 Little Rock, Arkansas

        La Prada Business        Park 15330 LBJ Freeway
                                 Mesquite (Dallas), Texas

        S. Peoria/Tulsa          6333 S. Peoria Drive
                                 Tulsa, Oklahoma

        Joel Wheaton             2603 Joel Wheaton Road
                                 Houston, Texas

        Eastgate                 1780 Northwest Highway
                                 Garland (Dallas), Texas

        Quail Valley             1306 FM 1092,
                                 Missouri City (Houston), Texas

        Mt. Holly                Rt 541 By-Pass,
                                 Mount Holly Township, New Jersey



        The Properties include:

                  (A) All buildings and improvements located on the Properties;

                  (B) All rights-of-way, alleys, waters, privileg-es, easements, covenants and appurtenances which are on or benefit the Properties;

                  (C) All right, title and interest of Seller in and to any land lying in the bed of any public or pri-vate street, road, avenue, alley or highway, opened, closed or proposed, in front of or adjoining the Prop-erties to the center line thereof in each case which are appurtenances to such properties;

                  (D) All right, title and interest of Seller to any unpaid award to which Seller may be entitled (1) due to the taking, by condemnation or eminent domain of any right, title or interest of Seller in the Proper-ties, and (2) for any damage to the Properties due to the change of grade of any street or highway;

                  (E) All right, title and interest of Seller to any assignable licenses, permits, contract, leases, sales agreements, construction agreements, maintenance agreements, service agreements, guaranties, warranties, telephone exchanges, advertising materials and trade names with respect to the Properties except for the name "Prudential" "Bache" or "Watson & Taylor" or any combination thereof and;

                  (F) All Leases and security deposits with respect to any of the Properties in which Seller holds an in-terest as a landlord for the use and occupancy of all or any part of the Properties.

- ---------------------------------------------------------------------------


        EXHIBIT B

        ESCROW AGREEMENT

        Agreement made this     day of            1996 by and among
        Public Storage, Inc. Storage Corporation, ("PURCHASER"), Prudential-Bache/Watson & Taylor, Ltd.-3 ("SELLER"), and Chicago Title Insurance Company, Inc., as escrow agent ("ESCROW AGENT").

                  (i) The Parties hereto agree that the sum of $828,750 (the "ESCROW AMOUNT"), to be held pursuant to a Contract of Sale between Seller and Purchaser of even date herewith (the "CONTRACT"), shall be held in escrow by the Escrow Agent upon the terms and conditions set forth herein.

                  (ii) (A) The Escrow Agent shall deliver the Escrow Amount then in its possession in accordance with Paragraph 3 hereof to Seller (i) upon the Closing, as that term is used in and in accordance with the Contract or (ii) in the event that Seller makes a written demand therefor stating that Purchaser has failed to perform Purchaser's obligations under the Contract.

                       (B)  Escrow Agent shall return the Escrow
        Amount then in its possession in accordance with Paragraph 3 hereof to Purchaser in the event that Purchaser makes a written demand therefor stating (i) that Seller has failed to perform Seller's obligations under the Contract or (ii) that Purchaser is otherwise entitled to the return of the Escrow Amount in accordance with the terms of the Contract.

                       (C)  In the event that Escrow Agent intends
        to release the Escrow Amount and any interest earned thereon in accordance with Paragraph 3 hereof to either party pursu-ant to Paragraph 2(a)(ii) or 2(b) hereof, then Escrow Agent shall give to the other party not less than ten days prior written notice of such fact and, if Escrow Agent actually receives written notice during such ten day period that such other party objects to the release, then Escrow Agent shall not release the Escrow Amount and any such dispute shall be resolved as provided herein.

                       (D)  In the event that a dispute shall arise
        as to the disposition of the Escrow Amount or any other funds held hereunder in escrow, Escrow Agent shall have the right, at its option, to either hold the same or deposit the same with a court of competent jurisdiction pending decision of such court, and Escrow Agent shall be entitled to rely upon the decision of such court.

                       (E)  Escrow Agent may commingle the Escrow
        Amount with other funds held in its "trustees account".

                       (F)  Escrow Agent shall hold the Escrow
        Amount in a savings bank account or a liquid assets account in the City of San Francisco bearing interest at such rate as may from time to time be paid or invest the Escrow Amount in U.S. Treasury Bills or other securities guaranteed by the Government of the United States of America. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases and sales shall be made in the sole discretion of Escrow Agent, which shall have no liability whatsoever therefor except for its gross negli-gence or willful misconduct. Discounts earned shall be deemed interest for the purposes hereof.

                       (G)  Escrow Agent shall have no liability
        whatsoever arising out of or in connection with its activity as Escrow Agent except for its gross negligence or willful misconduct. Seller and Purchaser jointly and severally agree to indemnify and hold harmless Escrow Agent from and against any and all loss, cost, claim, cause of action, damage, liability and expense (including attorneys' fees and court costs) which may be incurred by reason of its acting as Escrow Agent.

                       (H)  Escrow Agent shall be entitled to rely
        upon any judgment, certification, demand or other writing delivered to it hereunder without being required to deter-mine the authenticity or the correctness of any fact stated therein, the propriety or validity thereof, or the jurisdic-tion of a court issuing any such judgment. Escrow Agent may act in reliance upon (i) any instrument or signature be-lieved to be genuine and duly authorized, and (ii) advice of counsel in reference to any matter or matters connected herewith.

                       (I)  Any notice, demand or other communica-
        tion to Escrow Agent hereunder shall be in writing and delivered in person or sent by certified mail, return re-ceipt requested, postage prepaid, addressed to Escrow Agent as follows:

                       Chicago Title Insurance Company
                       388 Market Street
                       San Francisco, California
                       Attention:  Michelle Viguie

        The same shall be deemed given on the date delivered, if delivered in person, or on the third business day following the date of mailing the same, if mailed.

                  (iii) The interest, if any, earned on the Escrow Amount shall be for the account of Buyer. At the Closing, such interest shall be a credit against the Purchase Price.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                       Purchaser:

                       Public Storage, Inc.

                       By:______________________________
                         Name:
                         Title:

                       Seller:

                       Prudential-Bache/Watson & Taylor, Ltd.-3


                       By: Prudential-Bache Properties, Inc.,
                            its managing general partner

                           By:______________________________
                            Name:
                            Title:

        Chicago Title Insurance Company, Inc., as Escrow Agent

        By:_____________________________
          Name:
          Title:

- ---------------------------------------------------------------------------

                                                        (W&T, Ltd-3)

                                      EXHIBIT C

                                   ALLOCATED VALUES

          PROPERTY                      PURCHASE PRICE

          John Barrow                        $2,600,000

          La Prada Business                  $1,650,000

          S. Peoria/Tulsa                    $1,250,000

          Joel Wheaton                       $1,550,000

          Eastgate                           $1,600,000

          Quail Valley                       $1,200,000

          Mt. Holly                          $1,200,000

- ---------------------------------------------------------------------------

          EXHIBIT D

          OMNIBUS INSTRUMENT OF ASSUMPTION

                    FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, and in consideration of the assign-ment by Prudential-Bache/Watson & Taylor, Ltd.-3, a Texas limited partnership ("Seller"), to Public Storage Inc. a California corporation ("Buyer"), of all of Seller's right, title and inter-est in and to each and every one of the following:

                    (i) all leases (the "Leases") of space located at the real properties more particularly described on Schedule I hereto (the "Premises") and any related security deposits Set forth on
          Schedule I (the "Security Deposits") in the;

                    (ii) all fixtures, machinery, equipment and other personal property (the "Personalty") attached or appurtenant to the Premises;

                    (iii) all service and maintenance contracts, construc-tion contracts relating to the Premises (the "Service Con-tracts"); and

                    (iv) all licenses, permits, consents, waiver, varianc-es and unexpired warranties and guarantees, if any, telephone exchanges, advertisements, reports, surveys, architectural plans relating to the Premises (collectively with the Leases, Security Deposits, Personalty and Service Contracts, the "Property").

                    Buyer hereby agrees to accept the foregoing assignment by Seller of the Property and assumes all liabilities and obliga-tions whether of Seller or otherwise in connection therewith arising on or after the date hereof.

                    Buyer and Seller shall, at the request of the other party, execute, acknowledge and deliver any further instruments, and take such further actions, as may reasonably be requested, to carry out effectively the intent of this Instrument.

                    This Instrument shall be binding upon and shall inure to the benefit of Seller and Buyer and their successors and assigns.


                    IN WITNESS WHEREOF, the undersigned has executed this Instrument as of the 10th day of June, 1996.

                              PRUDENTIAL-BACHE/WATSON & TAYLOR, Ltd.-3

                                  By:______________________________
                                Name:
                                Title:

                              PUBLIC STORAGE, INC.

                              By:______________________________
                                Name:
                                Title:


                                                                (W&T, Ltd-3)

                                      SCHEDULE I

                                      PROPERTIES

           NAME                              LOCATION

          John Barrow                        1200 John Barrow Road
                                             Little Rock, Arkansas

          La Prada Business                  Park 15330 LBJ Freeway
                                             Mesquite (Dallas), Texas

          S. Peoria/Tulsa                    6333 S. Peoria Drive
                                             Tulsa, Oklahoma

          Joel Wheaton                       2603 Joel Wheaton Road
                                             Houston, Texas

          Eastgate                           1780 Northwest Highway
                                             Garland (Dallas), Texas

          Quail Valley                       1306 FM 1092,
                                             Missouri City (Houston), Texas

          Mt. Holly                          Rt 541 By-Pass,
                                             Mount Holly Township, New
          Jersey

- ---------------------------------------------------------------------------

                                      EXHIBIT E

                          LETTER OF ENVIRONMENTAL CONSULTANT

                              SECONDARY CLIENT AGREEMENT

          This Agreement between _____________ and Law Environmental Con-sultants, Inc. is being entered in consideration of $200.00, the promise and obligations herein and other good and valuable con-sideration, the adequacy of which is hereby acknowledged by the parties. At the express request of __________ ("Client") and with full disclosure to and approval from same, Law Environmental Consultants, Inc. ("Law") through its subsidiaries, affiliates, branches, or divisions, as an independent consultant, agrees to provide _________________, its corporate successors and assigns (collectively "Secondary Client") for its additional benefit and use, copies of certain final reports (specify reports) prepared for Client by Law. Secondary Client may rely on the contents of those reports as if those reports were expressly prepared for Secondary Client subject to any limitation placed on the scope, nature and type of Law's services as stated in Law's proposal [specify] and/or report and subject to these terms and conditions contained herein. The services provided have been performed for Client and our report may or may not be suitable for all purposes of Secondary Client.

          STANDARD OF CARE AND WARRANTY. Law warrants that it has per-formed its services with that degree of skill and care ordinarily exercised by reputable members of the environmental engineering and scientific profession of Law or similar locality. NO OTHER WARRANTY, EXPRESSED OR IMPLIED, IS MADE OR INTENDED, except as set forth in the Reports.

          DOCUMENTS. Secondary Client agrees that Law's report is intended for Client and Secondary Client's exclusive reliance and internal use, and is not for the general distribution or publication. Without the prior consent of Law, any unauthorized use or further distribution by Secondary Client shall be at Secondary Client's and recipient's sole risk and without liability to Law.

          CONFLICT OF INTEREST. By request and use of the referenced report, Secondary Client expressly agrees to waive all claims of existing or potential conflicts of interest that may now exist or hereafter arise by Law's providing the requested report should any dispute arise between Client and Secondary Client.

          LAW ENVIRONMENTAL CONSULTANTS, INC.  ____________________

          Signed:  ___________________  Signed: ___________________

          Title:   ___________________  Title:  ___________________

          Date:    ___________________  Date:   ___________________